Exhibit 99.1

news release

Enbridge Energy Partners increases cash distribution and reports record earnings for second quarter 2008

Houston, July 28, 2008 – Enbridge Energy Partners, L.P. (NYSE:EEP) (“Enbridge Partners” or “the Partnership”) today declared a cash distribution of $0.99 per unit payable August 14, 2008 to unitholders of record on August 6, 2008. The declared distribution represents a $0.16 increase, to $3.96 per unit, on an annualized basis. The Partnership also generated record adjusted net income per unit in the second quarter, and reported key financial results as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(unaudited, dollars in millions except
per unit amounts)	2008	2007	2008	2007
Net income	$58.8	$68.6	$161.9	$107.7
Net income per unit	0.50	0.69	1.49	1.10
Adjusted EBITDA	211.3	127.5	378.6	245.8
Adjusted net income	102.6	64.9	192.0	120.3
Adjusted net income per unit	0.95	0.64	1.80	1.25

Adjusted earnings reported above eliminate the impact of noncash mark-to-market gains and losses, which arise from valuing certain of the Partnership’s derivative transactions that do not qualify for hedge accounting treatment under Statement of Financial Accounting Standard No. 133. (See Non-GAAP Reconciliations section below.)

Terrance L. McGill, president of the Partnership’s management company and of its general partner, commented: “The distribution increase announced by Enbridge Partners today highlights continued success in constructing and financing our major, ongoing capital expansion program. The initial stage of our Southern Access crude oil expansion was completed earlier this year and throughput continues to build on our new Clarity natural gas transmission line. We expect the incremental cash flow from these new assets will provide long-term support for the increased distribution. We are also confident that project completions scheduled over the next two years will afford the Partnership further opportunities to raise its cash distribution.”

McGill added, “We are very pleased with the Partnership’s performance so far this year. In addition to the distribution increase, the Partnership generated record earnings in the first half of the year, prompting us to raise our estimate for full year adjusted net income by nearly 20 percent. We also continue to make steady progress on the commercially secured projects we have under development and to identify new organic growth opportunities. While the U.S. economy is currently going through a period of relative weakness and short-term credit markets are relatively tight, the Partnership has sufficient available liquidity to manage its capital requirements. Therefore, we are well positioned to continue our expansion plans and deliver long-term value for investors.”

For the second quarter of 2008, the Partnership reported progress on its major internal growth initiatives, as follows:

•                  The first stage of the Southern Access Expansion was commissioned, increasing capacity of the Lakehead System for delivery of heavy crude oil to the Chicago area by 190,000 barrels per day (bpd). The system-wide tariff surcharge pertaining to the Stage 1 facilities took effect on April 1. Capital costs included in the rate base for Stage 1 totaled $1.145 billion. The Partnership is responsible for approximately 12 percent of the capital costs, which relate to the installation of larger diameter pipe that the Partnership anticipates will be required for future expansion.

•                  Construction started on the second stage of the Southern Access Expansion in June.  The project is on target to add a further 210,000 bpd of capacity in April 2009, at a cost of approximately $800 million.

•                  Detailed engineering and procurement activities are proceeding on schedule for the new Alberta Clipper crude oil pipeline. An Offer of Settlement covering tariff principles was filed with the Federal Energy Regulatory Commission (FERC) on June 27. The new pipeline will provide 450,000 bpd of heavy crude oil capacity between Hardisty, Alberta, and Superior, Wisconsin, starting in 2010 and will be expandable to 800,000 bpd. The Partnership is undertaking the U.S. portion of the project at an estimated cost of $1.2 billion.

•                  Engineering is proceeding on the $150 million Phase VI expansion of the North Dakota System to add 51,000 bpd of crude oil delivery capacity by early 2010. A decision on the uncontested Offer of Settlement filed with the FERC in January is expected in the next few months. The expansion will facilitate further development of the Bakken Formation in the Williston Basin, for which the U.S. Geological Survey recently increased its estimate of undiscovered, technically recoverable oil reserves to between 3.0 and 4.3 billion barrels.

•                  The Partnership and Enbridge Inc. are evaluating the Trailbreaker Project to create of a pipeline route from Chicago to a marine terminal at Portland, Maine, by expanding and reversing existing facilities. This approach would be relatively low cost and quick to complete. Trailbreaker would provide cost effective transportation to serve refinery markets in Michigan, Ohio and Eastern Canada; as well as U.S. Gulf Coast and East Coast refineries via tanker from Portland. Preliminary plans envision approximately 200,000 bpd of delivery capacity being ready in 2010 at a cost of approximately $0.3 billion for the Partnership’s share of the project.

•                  Construction on the $635 million Clarity natural gas system expansion is expected to wrap up in October. A wholesale customer facility tie-in was completed in July, leaving an interconnect with a major interstate system and installation of two compressor stations as the final stages to complete. The new system includes a 700 MMcfd transmission line from Bethel, Texas, to Southeast Texas near Beaumont. Natural gas throughput for the portion of the system already in service was approximately 350 MMcfd in the second quarter. Drilling activity in the area is increasing and new production is expected to gradually fill the remaining capacity.

REVISED OUTLOOK FOR 2008

Results during the first half of 2008 have exceeded the Partnership’s expectations, primarily due to strong commodity prices that have benefited both the liquids transportation and natural gas midstream businesses. The Partnership now estimates that adjusted net income will increase to between $370 and $400 million for the full year.

The Partnership has also increased its estimate for full-year 2008 capital expenditures to approximately $1.7 billion. The increase relates to a more aggressive construction schedule for the Southern Access Expansion and other new infrastructure projects.

COMPARATIVE EARNINGS STATEMENT

	Three Months Ended June 30,		Six Months Ended June 30,
(unaudited, dollars in millions except
per unit amounts)	2008	2007	2008	2007
Operating revenue	$2,932.2	$1,738.7	$5,367.5	$3,451.4
Operating expenses:
Cost of natural gas	2,614.3	1,475.6	4,713.1	2,959.9
Operating and administrative	121.8	105.1	238.5	202.8
Power	31.3	27.3	69.6	57.4
Depreciation and amortization	55.3	39.8	104.5	76.3
Operating income	109.5	90.9	241.8	155.0
Interest expense	51.4	21.5	79.0	46.8
Other income	2.5	0.5	2.2	1.9
Income before income tax expense	60.6	69.9	165.0	110.1
Income tax expense	1.8	1.3	3.1	2.4
Net income	$58.8	$68.6	$161.9	$107.7
Allocations to General Partner	10.4	9.3	21.7	17.0
Net income allocable to Limited Partners	$48.4	$59.3	$140.2	$90.7
Weighted average units (millions)	96.3	86.5	94.4	82.2
Net income per unit (dollars)	$0.50	$0.69	$1.49	$1.10

COMPARISON OF QUARTERLY RESULTS

Following are explanations for significant changes in the Partnership’s financial results, comparing the second quarter of 2008 with the second quarter of 2007. The comparison refers to adjusted operating income, which excludes the impact of SFAS 133 gains and losses. (See Non-GAAP Reconciliations section below.)

Adjusted Operating Income	Three Months Ended June 30,		Six Months Ended June 30,
(unaudited, dollars in millions)	2008	2007	2008	2007
Liquids	$89.7	$44.8	$151.3	$97.4
Natural Gas	60.5	41.8	105.9	55.9
Marketing	4.4	2.3	17.8	17.1
Corporate	(1.1)	(1.7)	(3.1)	(2.8)
Adjusted operating income	$153.5	$87.2	$271.9	$167.6

Liquids – Second quarter operating income for the Liquids segment doubled to $89.7 million. The improvement was led by gains in operating revenue attributable to a number of factors. Most significantly, a new surcharge of approximately $0.30 per barrel on the Lakehead System related to start up of the first stage of the Southern Access Expansion took effect on April 1. Regular tariff increases that went into effect during 2007 on each of the liquids systems and in early 2008 for a North Dakota System expansion also generated incremental revenue; as did higher delivery volumes on the Lakehead and North Dakota systems (as shown in table below). As well, higher crude oil prices increased revenue from allowance oil. Finally, favorable oil measurement experience also contributed to improved performance.

Liquids Systems Deliveries	Three Months Ended June 30,		Six Months Ended June 30,
(thousand barrels per day)	2008	2007	2008	2007
Lakehead	1,557	1,478	1,597	1,530
Mid-Continent	237	248	244	245
North Dakota	113	98	110	95
Total	1,907	1,824	1,951	1,870

These gains were partially offset by a $10 million increase in depreciation associated with the new assets placed in service over the past year. Power costs were also higher by $4.0 million due to the increased delivery volumes and higher utility rates charged by power suppliers. Other operating costs increased nominally, by $0.7 million.

Natural Gas – Quarterly adjusted operating income for the Natural Gas segment increased $18.7 million, to $60.5 million, for the second quarter. The increase was primarily attributable to an 17 percent increase in average daily volumes on the three largest natural gas systems (as shown in table below), coupled with improved margins for natural gas processing, treating, gathering and transportation services associated with higher natural gas and NGL prices.

Natural Gas Throughput	Three Months Ended June 30,		Six Months Ended June 30,
(MMBtu per day)	2008	2007	2008	2007
East Texas	1,454,000	1,190,000	1,425,000	1,162,000
Anadarko	647,000	588,000	631,000	585,000
North Texas	392,000	352,000	380,000	336,000
Total	2,493,000	2,130,000	2,436,000	2,083,000

Partially offsetting the margin improvements was a $16.2 million increase in operating costs; primarily variable costs such as workforce-related costs, materials and supplies, and repairs and maintenance of gathering and processing assets. The increases were in line with the higher systems throughput and increased processing plant capacity commissioned since last year. Depreciation increased by $5.8 million related to new assets placed in service since the second quarter of last year.

Marketing – The Marketing segment reported a $2.1 million increase in adjusted operating income in the second quarter, to $4.4 million. The increase was primarily due to our ability to increase income by selling into markets with more favorable pricing.

Partnership Financing – Interest expense increased by $29.9 million, to $51.4 million, for the second quarter. The major factor was an approximate $1.4 billion increase in average outstanding debt, which related to financing of expansion projects by the Partnership, particularly an $800 million term debt issue at the start of the second quarter. Additionally, the weighted average interest rate of 6.18 percent on outstanding debt was 22 basis points higher than for the year-ago quarter. Interest capitalized on construction work in progress totaled $5.9 million for the quarter, which was $4.5 million lower due to project stages that were completed and placed in service over the past year. Additional partners’ capital was also raised for the expansion projects during the prior twelve months, which accounts for the increase in weighted average units outstanding to 96.3 million from 86.5 million.

ENBRIDGE ENERGY MANAGEMENT DISTRIBUTION

Enbridge Energy Management, L.L.C. (NYSE:EEQ) declared a distribution of $0.99 per share payable August 14, 2008 to shareholders of record on August 6, 2008. The distribution will be paid in the form of additional shares of Enbridge Energy Management valued at the average closing price of the shares for the ten trading days prior to the ex-dividend date on August 4, 2008.

MANAGEMENT REVIEW OF QUARTERLY RESULTS

Enbridge Partners will review its quarterly financial results and business outlook in an Internet presentation, commencing at 10 a.m. Eastern Time on Tuesday, July 29, 2008. Interested parties may watch the live webcast at the link provided below. A replay will be available shortly afterward. Presentation slides and condensed unaudited financial statements will also be available at the link below.

EEP Earnings Release: www.enbridgepartners.com/Q

Alternate Webcast Link: www.investorcalendar.com/IC/CEPage.asp?ID=130845

The audio portion of the presentation will be accessible by telephone at (877) 407-0782 and can be replayed until August 9, 2008 by calling (877) 660-6853 and entering Conference Account: 286, ID: 288272. An audio replay will also be available for download in MP3 format from either of the website addresses above.

NON-GAAP RECONCILIATIONS

Adjusted net income and adjusted operating income for the principal business segments are provided to illustrate trends in income excluding derivative fair value losses and gains that affect earnings but do not impact cash flow. These noncash losses and gains result from marking to market certain financial derivatives used by the Partnership for hedging purposes that, nevertheless, do not qualify for hedge accounting treatment as prescribed by SFAS 133, “Accounting for Derivative Instruments and Hedging Activities.”

Adjusted Earnings	Three Months Ended June 30,		Six Months Ended June 30,
(unaudited, dollars in millions except per unit amounts)	2008	2007	2008	2007
Net income	$58.8	$68.6	$161.9	$107.7
Noncash derivative fair value (gains) losses
-Natural Gas	22.0	2.6	(4.8)	5.7
-Marketing	22.0	(6.3)	34.9	6.9
-Corporate	(0.2)	—	—	—
Adjusted net income	102.6	64.9	192.0	120.3
Allocations to General Partner	(11.4)	(9.2)	(22.3)	(17.2)
Adjusted net income allocable to Limited Partners	91.2	55.7	169.7	103.1
Weighted average units (millions)	96.3	86.5	94.4	82.2
Adjusted net income per unit (dollars)	$0.95	$0.64	$1.80	$1.25

Natural Gas	Three Months Ended June 30,		Six Months Ended June 30,
(unaudited, dollars in millions)	2008	2007	2008	2007
Operating income	$38.5	$39.2	$110.7	$50.2
Noncash derivative fair value losses (gains)	22.0	2.6	(4.8)	5.7
Adjusted operating income	$60.5	$41.8	$105.9	$55.9

Marketing	Three Months Ended June 30,		Six Months Ended June 30,
(unaudited, dollars in millions)	2008	2007	2008	2007
Operating income (loss)	$(17.6)	$8.6	$(17.1)	$10.2
Noncash derivative fair value losses (gains)	22.0	(6.3)	34.9	6.9
Adjusted operating income	$4.4	$2.3	$17.8	$17.1

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) is used as a supplemental financial measurement to assess liquidity and the ability to generate cash sufficient to pay interest costs and make cash distributions to unitholders. The following reconciliation of net cash provided by operating activities to adjusted EBITDA is provided because EBITDA is not a financial measure recognized under generally accepted accounting principles.

Adjusted EBITDA	Three Months Ended June 30,		Six Months Ended June 30,
(unaudited, dollars in millions)	2008	2007	2008	2007
Net cash provided by operating activities	$(2.5)	$105.9	$273.7	$258.7
Changes in operating assets and liabilities, net of cash acquired	143.7	(2.8)	11.6	(65.1)
Interest expense (excluding MTM adjustments)	51.6	21.5	79.0	46.8
Income tax expense	1.8	1.3	3.1	2.4
Settlement of interest rate treasury locks	22.1	—	22.1	—
Other	(5.4)	1.6	(10.9)	3.0
Adjusted EBITDA	$211.3	$127.5	$378.6	$245.8

LEGAL NOTICE

This news release includes forward-looking statements and projections, which are statements that do not relate strictly to historical or current facts. These statements frequently use the following words, variations thereon or comparable terminology: “anticipate,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “projection,” “strategy” or “will.” Forward-looking statements involve risks, uncertainties and assumptions and are not guarantees of performance. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond Enbridge Partners’ ability to control or predict. Specific factors that could cause actual results to differ from those in the forward-looking statements include: (1) changes in the demand for or the supply of, forecast data for, and price trends related to crude oil, liquid petroleum, natural gas and NGLs, including the rate of development of the Alberta Oil Sands; (2) Enbridge Partners’ ability to successfully complete and finance its capital expansion projects; (3) the effects of competition, in particular, by other pipeline systems; (4) shut-downs or cutbacks at facilities of Enbridge Partners or refineries, petrochemical plants, utilities or other businesses for which Enbridge Partners transports products or to whom Enbridge Partners sells products; (5) hazards and operating risks that may not be covered fully by insurance; (6) changes in or challenges to Enbridge Partners’ tariff rates; (7) changes in laws or regulations to which Enbridge Partners is subject, including compliance with environmental and operational safety regulations that may increase costs of system integrity testing and maintenance.

Reference should also be made to Enbridge Partners’ filings with the U.S. Securities and Exchange Commission; including its Annual Report on Form 10-K for the most recently completed fiscal year, for additional factors that may affect results. These filings are available to the public over the Internet at the SEC’s web site (www.sec.gov) and via the Partnership’s web site.

PARTNERSHIP INFORMATION

Enbridge Energy Partners, L.P. (www.enbridgepartners.com) owns and operates a diversified portfolio of crude oil and natural gas transportation systems in the United States.

Its principal crude oil system is the largest transporter of growing oil production from western Canada. The system’s deliveries to refining centers and connected carriers in the United States account for approximately 11 percent of total U.S. oil imports; while deliveries to Ontario, Canada satisfy approximately 60 percent of refinery demand in that region. The Partnership’s natural gas gathering, treating, processing and transmission assets, which are principally located onshore in the active U.S. Mid-Continent and Gulf Coast area, deliver approximately 3 billion cubic feet of natural gas daily.

Enbridge Energy Management, L.L.C. (www.enbridgemanagement.com) manages the business and affairs of the Partnership and its sole asset is an approximate 14 percent interest in the Partnership. Enbridge Energy Company, Inc., an indirect wholly owned subsidiary of Enbridge Inc. of Calgary, Alberta, (NYSE/TSX:ENB) (www.enbridge.com) is the general partner and holds an approximate 15 percent interest in the Partnership.

Investor Relations Contacts:	Media Contact:
Tracy Barker or Douglas Montgomery	Larry Springer
Toll-free: (866) EEP INFO or (866) 337-4636	Telephone: (713) 821-2253
E-mail: eep@enbridge.com	E-mail: usmedia@enbridge.com

# # #